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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EXELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2003

Annual Meeting of Shareholders
and Proxy Statement

March 17, 2003

To the Shareholders of Exelon Corporation:

We will hold the annual meeting of shareholders of Exelon Corporation on Tuesday, April 29, 2003, at 9:30 A.M. (Central Time), at the Drake Hotel, 140 East Walton Place, Chicago, Illinois.

The purpose of the annual meeting is to consider and take action on the following:

1.	The election of five directors: M. Walter D’Alessio, Rosemarie B. Greco, John M. Palms, Ph.D., John W. Rogers, Jr., and Richard L. Thomas, each for a term of three years.
2.	Ratification of PricewaterhouseCoopers LLP as Exelon’s independent accountants for 2003.
3.	Consideration of a shareholder proposal to urge the board to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan.
4.	Any other business that properly comes before the annual meeting.

Shareholders of record as of March 3, 2003 can vote at the annual meeting. This notice and proxy statement, voting instructions, and 2002 annual report to shareholders are being distributed on or about March 17, 2003.

Your vote is very important. If voting by mail, please sign, date and return the enclosed proxy card in the enclosed envelope, and allow sufficient time for the postal service to deliver your proxy before the meeting. If voting by telephone or through the Internet, please follow the instructions on your proxy card.

If you plan on attending the annual meeting at the Drake Hotel, please bring your admission ticket and a photo ID along with you. The stub of your proxy card or voter instruction card will serve as your admission ticket.

By order of the board of directors:

/s/ Katherine K. Combs

Katherine K. Combs

Vice President, Corporate Secretary
and Deputy General Counsel

Frequently Asked Questions About the Annual Meeting
PROPOSAL1 Election of Directors
PROPOSAL2 Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountants for 2003
PROPOSAL3 To Urge the Board of Directors to Seek Shareholder Approval of Any Extraordinary Pension Benefits for Senior Executives Under the Company’s SERP
Beneficial Ownership
Board of Directors
Board Committees
Board Compensation
Report of the Compensation Committee
Stock Performance Graph
Executive Compensation
Summary Compensation Table
Option Grants in 2002
Option Exercises & Year End Value
Retirement Plans
Employment Agreements
Report of the Audit Committee
Other information
Directions to The Drake Hotel

Frequently Asked Questions About the Annual Meeting	2
Proposal 1: Election of Directors	5
Proposal 2: Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountants for 2003	5
Proposal 3: To Urge the Board of Directors to Seek Shareholder Approval of Any Extraordinary Pension Benefits for Senior Executives Under the Company’s SERP	7
Beneficial Ownership	10
Board of Directors	12
Board Committees	15
Board Compensation	18
Report of the Compensation Committee	19
Stock Performance Graph	23
Executive Compensation	24
Summary Compensation Table	24
Option Grants in 2002	26
Option Exercises & Year End Value	27
Retirement Plans	28
Employment Agreements	30
Report of the Audit Committee	37
Other information	39
Directions to The Drake Hotel	41

Frequently Asked Questions About the Annual Meeting

What am I voting on?	Proposal 1: Election of five directors: M. Walter D’Alessio, Rosemarie B. Greco, John M. Palms, Ph.D., John W. Rogers, Jr., and Richard L. Thomas, each for a term of three years, and

Proposal 2: Ratification of PricewaterhouseCoopers, LLP as Exelon Corporation’s independent accountants for 2003, and

Proposal 3: Consideration of a shareholder proposal to urge the Board to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan (the “SERP”).

Who can vote?	Common shareholders of Exelon Corporation as of the close of business on the record date, March 3, 2003, can vote at the annual meeting. Each share of Exelon Corporation common stock is entitled to one vote.

How do I vote?	Sign and date each proxy card that you receive and return it in the prepaid envelope or vote by telephone or through the Internet. If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposals. If you do not mark any selections, your proxy card will be voted:

• in favor of the election of the directors named in Proposal 1; and

• in favor of Proposal 2; and

• against Proposal 3.

You have the right to revoke your proxy at any time before the meeting by either notifying the Corporate Secretary or by casting another vote either in person or by one of the other methods discussed above.

Can I vote my shares by the Internet or telephone?	If you hold your shares in your own name, you may vote by telephone or through the Internet, by following the instructions included on your proxy card. If your shares are held in “street name,” you will need to contact your broker or other nominee to find out whether you will be able to vote by telephone or through the Internet.

Who will count the votes?	Representatives of EquiServe Trust Company, N.A., and Exelon Corporation’s Office of the Corporate Secretary will count the votes and serve as judges of election.

What constitutes a quorum?	As of the record date, March 3, 2003, 324,070,003 shares of Exelon Corporation’s common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a “quorum.” If you submit a properly executed proxy card or vote by telephone or by Internet, you will be considered part of the quorum. Proxies marked as abstaining on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum.

What vote is needed for the proposals to be adopted?	More than one-half of shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted. Directors are elected by a plurality, and the five nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors or the approval of any proposal.

Who conducts the proxy solicitation and how much will it cost?	Exelon Corporation is asking for your proxy for the annual meeting and will pay all of the cost of asking for shareholder proxies. We have hired Morrow & Co., Inc. to help us send out the proxy materials and ask for proxies. Morrow & Co.’s fee for these services is $17,000, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone or telegram. We can use directors, officers and regular employees of Exelon Corporation to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Exelon Corporation common stock.

How does a shareholder nominate someone to be considered for nomination as a director?	The deadline for submitting nominations for the 2003 annual meeting was November 13, 2002; notice of this deadline was provided in last year’s proxy statement. At the close of business on November 13, 2002, no such nominations were received.

You may recommend any person as a nominee for director of Exelon Corporation for next year’s annual meeting by writing to Mr. M. Walter D’Alessio, Chairman of the Corporate Governance Committee, c/o Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. Your recommendation must include information required under the Bylaws, including information about the nominating shareholder, information about the nominee that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission, as well as the signed consent of the nominee to serve as a director of Exelon if elected. The corporate governance committee has the sole discretion to decide whom it will recommend, and the board has the sole discretion to make the final selection of nominees.

You cannot nominate a candidate from the floor of the 2004 annual meeting unless you submit the notice and the information required by the Bylaws to the Chairman of the Corporate Governance Committee and it is received no later than November 17, 2003.

When are the shareholder proposals for the 2004 annual meeting due?	In order to be considered for the 2004 annual meeting you must submit proposals in writing to Ms. Katherine K. Combs, Vice President, Corporate Secretary and Deputy General Counsel, Exelon Corporation, 10 South Dearborn Street, 37th Floor, P.O. Box 805398, Chicago, Illinois 60680-5398. Under the Bylaws, no proposal can be considered at the 2004 annual meeting unless it is received by the Corporate Secretary before the close of business on November 17, 2003. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

What must I bring with me if I want to attend the annual meeting?	Admittance to the annual meeting is limited to shareholders who are eligible to vote or their authorized representatives. If you wish to attend the meeting, detach and bring the bottom half of your proxy which is marked as your “Admission Ticket.” Also, be sure to bring a photo ID.

If you hold your shares through a broker, bank, or other nominee (also referred to as holding shares in “street name”), you must bring the left portion of your voter instruction card, which is also marked as your admission ticket. Alternatively, you may also bring other proof of ownership such as your most recent account statement which clearly shows your ownership of Exelon common stock. Also bring a photo ID.

Please do not bring cameras or other recording devices into the annual meeting.

Can I receive or view Exelon’s materials electronically?	Yes, Exelon has its annual report and proxy statement available online, either for viewing or for printing on your own computer. The internet address is http://www.exeloncorp.com. From the home page, select the Investor Relations tab.

If you wish to receive your future proxy statement and annual report electronically, you may select this option as you vote your shares online or you may register directly at the site http://www.econsent.com/exc and follow the instructions provided.

If you hold your shares in street name you must contact your broker in order to consent to electronic delivery.

Proposals to be Voted Upon

PROPOSAL 1 Election of Directors	The board of directors of Exelon Corporation consists of 15 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting. The terms of the Class I directors will expire at the 2004 annual meeting. Terms of Class II directors will expire at the 2005 Annual Meeting, and terms of Class III directors will expire at this 2003 Annual Meeting.

The corporate governance committee has recommended, and the board nominates, the following Class III directors for re-election: Mr. M. Walter D’Alessio; Ms. Rosemarie B. Greco; Dr. John M. Palms; Mr. John W. Rogers, Jr.; and Mr. Richard L. Thomas. Each has consented to serve for a three-year term. However, under Exelon’s Corporate Governance Principles and a resolution adopted by the corporate governance committee regarding continuity of the board during the merger transition period, directors who reach their 72nd birthday during the merger transition period are required to submit their resignation at the end of the merger transition period, which is December 31, 2003. Mr. Thomas, who is nominated for re-election, is one of three directors to whom this provision applies. The board may extend, on a year-to-year basis, the term of a retiring director when in the board’s judgment retention is in the best interests of Exelon.

If any Class III director is unable to stand for re-election, the board may reduce the number of Class III directors or designate a substitute. In that case, shares represented by proxies may be voted for a substitute Class III director. We do not expect that any nominee will be unavailable or unable to serve.

The corporate governance committee and the board of directors recommend a vote “FOR” these directors.

PROPOSAL 2 Ratification of PricewaterhouseCoopers LLP as Exelon’s Independent Accountants for 2003	PricewaterhouseCoopers and its predecessor firm Coopers & Lybrand were the independent accountants for PECO Energy Company for many years. The board of directors selected PricewaterhouseCoopers to be the independent accountants for Exelon Corporation and its subsidiaries in 2000 through a formal bidding process, and the shareholders voted to retain them for 2001 and 2002. The audit committee and the board of directors believe that PricewaterhouseCoopers’ knowledge of Exelon Corporation is invaluable, especially as Exelon Corporation moves to greater competition in the energy market. Representatives of PricewaterhouseCoopers working on Exelon Corporation matters are periodically changed, providing Exelon Corporation with new expertise and experience. Representatives of PricewaterhouseCoopers have direct access to members of the audit committee and regularly attend their meetings. Representatives of PricewaterhouseCoopers will attend the annual meeting to answer appropriate questions and make a statement if they desire.

In 2002, the audit committee reviewed the PricewaterhouseCoopers Audit Plan for 2003 and proposed fees and concluded that the scope of audit was appropriate and the proposed fees were reasonable.

Audit Fees: The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2002 and 2001 for the audit of Exelon’s annual financial statements included in the Form 10-K, and for the reviews of the quarterly financial statements included in the Forms 10-Q or services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements were $3,528,461 for 2002 and $2,384,649 for 2001.

Audit-Related Fees: The aggregate fees for assurance and related services reasonably related to the performance of the audit of Exelon’s annual financial statements for the fiscal years ended December 31, 2002 and 2001 or reviews of the financial statements included in the Forms 10-Q and not included in the preceding paragraph were $443,388 for 2002 and $1,424,178 for 2001. These services included services traditionally performed by the independent accountants such as accounting assistance and due diligence in connection with proposed acquisitions or sales, employee benefit plan audits, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees: The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2002 and 2001 were $2,015,732 and $2,850,483, respectively. These services included tax compliance services, tax advice related to mergers and acquisitions or sales, and state and local tax planning services.

All Other Fees: The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than for the services covered in the three preceding paragraphs, for the fiscal years ended December 31, 2002, and 2001, were $532,842 and $0, respectively. These services included primarily assistance with business continuity planning.

In July 2002 the audit committee adopted a policy for pre-approval of services to be performed by the independent accountants. The committee pre-approves annual budgets for audit, audit-related and tax compliance and planning services. The committee also categorically pre-approved non-budgeted single services in amounts up to $150,000 that do not impair the accountant’s independence and add value to the audit, including audit services such as attest services and scope changes in the audit of the financial statements, audit-related services such as accounting advisory services related to proposed transactions and new accounting pronouncements, the issuance of comfort letters and consents in relation to financings, the provision of attest services in relation to regulatory filings and contractual obligations, and tax compliance and planning services. With respect to non-budgeted services in amounts greater than $150,000 but less than $500,000, the committee delegated authority to the committee’s chairman to pre-approve such services. All other services must be pre-approved by the committee. The committee receives quarterly reports on all fees paid to the independent accountants. None of the services provided by the independent accountants was provided pursuant to the de minimus exception to the pre-approval requirements contained in the SEC’s rules.

The audit committee and the board of directors recommend a vote “FOR” PricewaterhouseCoopers LLP as Exelon Corporation’s independent accountants for 2003.

SHAREHOLDER PROPOSAL 3 To Urge the Board of Directors to Seek Shareholder Approval of Any Extraordinary Pension Benefits for Senior Executives Under the Company’s SERP	The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, which owns 162 shares of Exelon Corporation common stock, has notified the Company that it intends to present the following proposal at the meeting:

“RESOLVED: The shareholders of Exelon Corporation (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company’s supplemental executive retirement plan (the “SERP”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

“For the purposes of this resolution, “SERP” refers to any plan that supplements executives’ retirement pay with nonqualified benefits above compensation limits set by the Internal Revenue Code. “Extraordinary benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s qualified pension plan, or the accelerated vesting of pension benefits.”

Supporting Statement of Shareholder Proponent	“Supplemental executive retirement plans provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

“Our Company provides certain executives with additional pension benefits not generally provided by the Company’s tax-qualified pension plan or its supplemental executive retirement plan. Pursuant to his employment agreement, Co-Chief Executive Officer John Rowe is entitled to receive a special SERP benefit if his employment is terminated.

“Even if he voluntarily resigns, Mr. Rowe’s pension benefit will be calculated using the following assumptions: he had attained 60 (or his actual age, if greater); he had earned 20 years of service plus actual years worked after March 16, 1998; and as if his 1998 and 1999 annual incentive awards were $300,000 greater than his actual awards.

“Mr. Rowe is also entitled to an enhanced retirement benefit in the event of his termination following a change in control. Specifically, Mr. Rowe will be credited an additional three years of service for the purpose of calculating his pension benefit under his employment agreement as well as a gross up on any golden parachute excise taxes.

“We believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company and that they will increase the cost of the Company’s SERP to shareholders. We also feel Mr. Rowe’s enhanced retirement benefit following a change in control is duplicative given the other severance provisions of his employment contract.

“To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

“For these reasons, please vote FOR this proposal.”

Statement of the Board of Directors	The board of directors recommends a vote AGAINST this proposal.

Exelon Corporation believes that attracting and retaining highly qualified senior executives is paramount to the continued success of the company and enhancing shareholder value. Exelon, like virtually all of the Fortune 500 companies that sponsor a qualified defined benefit pension plan, also sponsors a supplemental retirement plan to provide a “make whole” benefit to address statutory maximums on benefits and pay in the qualified pension plan. On rare occasions, Exelon has granted additional years of service credit in order to attract and retain key management by compensating them for pension benefits they may be forfeiting to come work for Exelon and to entice them to work for the Company. This proposal, if adopted, could undermine the Company’s ability to attract and retain key management.

The board of directors must have the flexibility to tailor comprehensive compensation packages, which may include benefits under a supplemental executive retirement plan, to meet the needs of its existing and prospective executives. The Company’s compensation philosophy is described in the Report of the Compensation Committee included in this Proxy Statement. Subjecting negotiated provisions of a supplemental executive retirement plan to approval by stockholders could lead to protracted delays that would impede the ability of the Company to retain its executives, as well as hinder the recruitment of new management. Imposing the contingency of stockholder approval would eliminate the flexibility that is needed to respond to the dynamics of negotiating with existing and prospective executives. If this proposal were approved and enacted, the Company could be placed at a competitive disadvantage in retaining and attracting the best executives.

The board of directors recommends a vote AGAINST this proposal.

Discretionary Voting Authority	The board of Exelon Corporation knows of no other matters to be presented for action at the meeting. As to any other matters that may properly come before the meeting, the individuals serving as proxies intend to vote in their best judgment. Your signed proxy card gives authority to Randall E. Mehrberg and Katherine K. Combs to vote on these matters.

Householding of Proxy Materials	Securities and Exchange Commission rules allow companies to send a single annual report and proxy statement to two or more shareholders who share the same address, subject to certain conditions. This is known as “Householding”.

Exelon will promptly deliver, upon request, a separate copy of the annual report and proxy statement to any shareholder residing at an address to which only one copy was mailed. To receive additional copies of the annual report and proxy statement, or if you wish to remove your account from the householding program, please call the Exelon Shareowner Services Helpline provided by EquiServe at 1-800-626-8729 and speak to a customer service representative.

Beneficial Ownership

The following table shows the ownership of Exelon Corporation common stock as of December 31, 2002 by (i) any person or entity that has publicly disclosed ownership of more than 5% of Exelon’s outstanding stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

Beneficial Ownership Table

		Beneficially	Shares that may	Deferred or	Total
		owned shares	be acquired	phantom shares	shares
Name		See Note (a)	See Note (b)	See Note (c)

Wellington Management Company, LLP		26,698,182			26,698,182
See Note (d)

Edward A. Brennan	Director	3,969		6,253	10,222
Carlos H. Cantu	Director	3,119		2,210	5,329
M. Walter D’Alessio	Director	6,069		12,395	18,464
Nicholas DeBenedictis	Director	—		707	707
Bruce DeMars	Director	4,276		2,604	6,880
G. Fred DiBona, Jr.	Director	950		5,625	6,575
Sue L. Gin	Director	12,907		4,669	17,576
Richard H. Glanton	Director	100		7,779	7,879
Rosemarie B. Greco	Director	1,000		6,736	7,736
Edgar D. Jannotta	Director	6,620		9,718	16,338
John M. Palms, Ph.D.	Director	1,217		9,923	11,140
John W. Rogers, Jr.	Director	3,687		4,628	8,315
Ronald Rubin	Director	7,363		12,594	19,956
Richard L. Thomas	Director	10,587		8,060	18,647
John W. Rowe	Director & Officer	641,350	455,533	79,149	1,176,032
Corbin A. McNeill, Jr.	See Note (e)	1,350,060	0	43,485	1,393,545
Oliver D. Kingsley, Jr.	Officer	337,495	104,000	58,600	500,095
John L. Skolds	Officer	101,464	66,166	18,697	186,327
Pamela B. Strobel	Officer	172,087	69,667	18,433	260,187
Randall E. Mehrberg	Officer	18,363	93,000	1,982	113,345

Total Directors & Executive Officers as a group (32) See Note (f)		3,769,011	1,190,328	380,263	5,339,602

Notes to Beneficial Ownership Table

(a)	The shares listed as “beneficially owned shares” include non-qualified stock options that are exercisable within 60 days of December 31, 2002.

(b)	The shares listed as “Shares that may be acquired” include shares of Exelon Corporation common stock that can be acquired upon the exercise of non-qualified stock options granted under Exelon Corporation plans that are not exercisable within 60 days of December 31, 2002.

(c)	The shares listed as “deferred or phantom shares” include shares not considered to be “beneficially owned” under rules of the Securities and Exchange Commission because they are held in various Exelon Corporation plans.

(d)	In a Form 13G filed with the SEC on February 14, 2003, an investment adviser, Wellington Management Company, LLP, 75 State Street, Boston, MA 02109, disclosed that as of December 31, 2002, it was the beneficial owner of 26,698,182 Exelon shares, or approximately 8.27% of Exelon’s issued and outstanding common shares. Wellington disclosed that it shared voting power as to 15,920,756 shares and shared dispositive power as to 26,698,182 shares.

(e)	Corbin A. McNeill, Jr., is the former chairman and former Co-CEO. His share totals are reported as the date of his resignation: April 23, 2002.

(f)	Beneficial ownership of directors and executive officers as a group represents approximately 1.2% of the outstanding shares of Exelon Corporation common stock.

Board of Directors

John W. Rowe
Mr. Rowe, age 57. Chairman and CEO of Exelon Corporation since April 23, 2002; President and Co-CEO since October 20, 2000. Class II director. Former Chairman, President and CEO of Unicom Corporation and Commonwealth Edison Company. Former President and CEO of the New England Electric System. Other directorships: UnumProvident Corporation and The Northern Trust. Director of FleetBoston Financial Corporation until February 2002.

Edward A. Brennan
Mr. Brennan, age 69. Director of Exelon Corporation since October 20, 2000. Class II director. Retired Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser). Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: The Allstate Corporation, AMR Corporation, Minnesota Mining and Manufacturing Company, McDonald’s and Morgan Stanley.

Carlos H. Cantu
Mr. Cantu, age 69. Director of Exelon Corporation since October 20, 2000. Class I Director. Retired President and Chief Executive Officer of The ServiceMaster Company (service businesses). Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: The ServiceMaster Company (Senior Chairman) and First Tennessee National Corporation.

M. Walter D’Alessio
Mr. D’Alessio, age 69. Director of Exelon Corporation since October 20, 2000. Class III Director. Chairman and CEO of Legg Mason Real Estate Services (commercial mortgage, banking, and pension fund advisors). Former Director of PECO Energy Company. Other directorships: Independence Blue Cross, Brandywine Real Estate Investment Trust and Point Five Technologies.

Nicholas DeBenedictis
Mr. DeBenedictis, age 57. Director of Exelon Corporation since April 23, 2002. Class I director. Chairman and Chief Executive Officer of The Philadelphia Suburban Corporation (water utility with operations in 6 states). Other directorships: Met-Pro Corporation and P.H. Glatfelter.

Bruce DeMars
Admiral DeMars, age 67. Director of Exelon Corporation since October 20, 2000. Class II director. Partner, RSD, LLC (introduces new products and services to industry and government). Retired Admiral, U.S. Navy, and former Director of the Naval Nuclear Propulsion Program. Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: McDermott International Inc. and Oceanworks International, Inc.

G. Fred DiBona, Jr.
Mr. DiBona, age 52. Director of Exelon Corporation since October 20, 2000. Class I director. President and CEO of Independence Blue Cross (health insurance organization). Also Chairman, President, and CEO of Keystone Health Plan East, a subsidiary of Independence Blue Cross. Former Chairman of the Blue Cross and Blue Shield Association. Former Director of PECO Energy Company. Other directorships: Tasty Baking Company, Philadelphia Suburban Corporation, Eclipsys Corporation and Wackenhut Corrections Corporation.

Sue L. Gin
Ms. Gin, age 61. Director of Exelon Corporation since October 20, 2000. Class I director. Founder, Owner, Chairman and CEO of Flying Food Group, Inc. (in-flight catering company). Former Director of Unicom Corporation and Commonwealth Edison Company.

Richard H. Glanton
Mr. Glanton, age 56. Director of Exelon Corporation since October 20, 2000. Class II Director. Partner of the law firm of Reed Smith LLP. Former Director of PECO Energy Company. Other directorships: Philadelphia Suburban Corporation, Philadelphia Suburban Water Company and Wackenhut Corrections Corporation.

Rosemarie B. Greco
Ms. Greco, age 56. Director of Exelon Corporation since October 20, 2000. Class III director. Principal of GRECOventures Ltd. and Director of the Pennsylvania Office of Health Care Reform. Former President of CoreStates Financial Corporation and former Director, President and CEO of CoreStates Bank, N.A. Former Director of PECO Energy Company. Other directorships: Sunoco, Inc., Pennsylvania Real Estate Investment Trust and, until January 2003, Radian Group, Inc. Trustee of SEI I Mutual Funds of SEI Investments.

Edgar D. Jannotta
Mr. Jannotta, age 71. Director of Exelon Corporation since October 20, 2000. Class I director. Chairman of William Blair & Company, L.L.C. (investment banking and brokerage company). Former Managing Partner and Senior Partner of William Blair & Company. Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: Aon Corporation, Bandag, Incorporated and Molex Incorporated.

John M. Palms, Ph.D.
Dr. Palms, age 67. Director of Exelon Corporation since October 20, 2000. Class III director. Former President of the University of South Carolina; Professor of Physics since 1991 and currently Distinguished University Professor. Former President of Georgia State University. Former Vice-President for Academic Affairs and the Charles Howard Chandler Professor of Physics at Emory University. Former Director of PECO Energy Company. Other directorships: Fortis, Inc., (U.S.), SIMCOM International Holdings, Inc., Computer Task Group, Inc., National Merit Scholarship Corporation, National Nuclear Accreditation Board. Chairman of the Board of Trustees of the Institute for Defense Analyses, and formerly a member of the Advisory Council for the Institute of Nuclear Power Operations.

John W. Rogers, Jr.
Mr. Rogers, age 45. Director of Exelon Corporation since October 20, 2000. Class III director. Founder, Chairman and CEO of Ariel Capital Management, Inc. (an institutional money management firm). Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: Aon Corporation, Bank One Corporation and GATX Corporation.

Ronald Rubin
Mr. Rubin, age 71. Director of Exelon Corporation since October 20, 2000. Class II director. Chairman and CEO of the Pennsylvania Real Estate Investment Trust (a real estate management and development company). Former Director of PECO Energy Company.

Richard L. Thomas
Mr. Thomas, age 72. Director of Exelon Corporation since October 20, 2000. Class III director. Retired Chairman of First Chicago NBD Corporation (banking and financial services) and the First National Bank of Chicago. Former Director of Unicom Corporation and Commonwealth Edison Company. Other directorships: IMC Global Inc., The PMI Group, Inc., SABRE Holdings Corporation and Sara Lee Corporation.

Board Committees

The Board of Directors Met 12 times in 2002	The board of directors of Exelon Corporation consists of 15 members, divided into three classes. The three-year terms of each class are staggered so that the term of one class expires at each annual meeting.

A substantial majority of the directors are “independent” as defined by the New York Stock Exchange Corporate Accountability and Listing Standards Committee. In addition, the audit, compensation, and governance committees are composed exclusively of independent directors.

The board of directors approved the charter for each committee. Each committee reviews its own charter and conducts an assessment of its own performance. The corporate governance committee reviews the individual committee assessments and evaluates the performance of the full board, and presents the findings to the full Board.

Each director attended at least 90% of the meetings of the board and the committees of which he or she was a member.

Audit Carlos H. Cantu, Chair Nicholas DeBenedictis Sue L. Gin John M. Palms, Ph.D. Met 11 times in 2002	The Audit Committee reviews financial reporting and accounting practices and internal control functions. The committee also reviews and makes recommendations to the full board regarding risk management policy and risk limits, officers’ and directors’ expenses, compliance with appropriate policies and the Company’s code of business conduct, and environmental, legal and regulatory compliance matters. This committee has sole power over the selection and compensation of the independent accountants and approves the scope of the annual audits by the independent accountants and internal auditors. All members of the committee are independent directors. The committee meets outside the presence of management for portions of its meetings with both the independent accountants and the internal auditors.

Compensation Edward A. Brennan, Chair Rosemarie B. Greco Ronald Rubin Richard L. Thomas Met 7 times in 2002	The Compensation Committee reviews executive compensation and administers and oversees the employee benefit plans and programs. The committee makes recommendations to the full board for approval of compensation for the positions of chairman, chief executive officer, president and executive vice president. The committee also oversees executive and management development programs and reviews succession planning and related leadership continuity matters. When appropriate, the committee uses the services of an independent compensation consultant who reports directly to the committee. All members of the committee are independent directors.

Corporate Governance M. Walter D’Alessio, Chair G. Fred DiBona, Jr. Edgar D. Jannotta John W. Rogers, Jr. Met 5 times in 2002	The Corporate Governance Committee reviews and makes recommendations on board and committee organization, membership, functions, compensation and effectiveness. The committee monitors corporate governance trends and makes recommendations to the Board regarding the Corporate Governance Principles. The committee coordinates the annual evaluations of the performance of each committee and the board as a whole. The committee also evaluates the performance of individual directors as the term of each class expires and the members are considered for re-election. The committee coordinates the nominating process for directors. The committee coordinates the board’s role in establishing performance criteria for the CEO and evaluating the CEO’s performance, and also monitors succession planning and executive leadership development. The committee also oversees the directors’ orientation and continuing education program and the Company’s efforts to promote diversity among its directors, officers, employees and contractors. The committee utilizes an independent compensation consultant to assist it in evaluating directors’ compensation. All members of the committee are independent directors.

Executive John W. Rowe, Chair M. Walter D’Alessio G. Fred DiBona, Jr. Edgar D. Jannotta Richard L. Thomas Met 1 time in 2002	The Executive Committee acts on behalf of the full board when the board is not in session. The committee also annually reviews the performance of the management and investment of assets in the Company’s service annuity fund, nuclear decommissioning trust funds, and post-retirement funds. The committee also reviews and makes recommendations to the full board about significant financial matters.

Genco Oversight John M. Palms, Ph.D., Chair Edward A. Brennan Bruce DeMars Richard H. Glanton Met 5 times in 2002	The Genco Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe and reliable operation of all generating facilities owned or operated by the Company, or its subsidiaries, including those in which the Company has significant equity or operational interests. The committee also assists the full board in fulfilling its fiduciary responsibilities towards facilities in which the Company has non-operational or minority ownership interests. The committee reviews potential acquisitions and divestitures, major investments and changes in strategy regarding the generating facilities and power marketing activities. The committee oversees the power marketing activities of the Power Team, reviews and makes recommendations to the full board on power trading risk management strategy and performance and the hedged condition of the generation portfolio. The committee also reviews the budget and business plans of Exelon Generation Company and monitors its operating and financial performance.

Energy Delivery Oversight Rosemarie B. Greco, Chair Nicholas DeBenedictis Bruce DeMars John W. Rogers, Jr. Met 5 times in 2002	The Energy Delivery Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the safe, reliable and cost effective delivery of energy and related differentiated products and services to consumers. The committee reviews the regulatory and public policy strategies and practices of the Energy Delivery business and its relations with regulators, public officials, consumers and other stakeholders. The committee also reviews the budget and business plans of Exelon Energy Delivery Company and monitors its operating and financial performance.

Enterprises Oversight Sue L. Gin, Chair Carlos H. Cantu Richard H. Glanton Ronald Rubin Met 6 times in 2002	The Enterprises Oversight Committee advises and assists the full board in fulfilling its responsibilities to oversee the performance of its unregulated businesses. The committee reviews any significant investments, acquisitions, divestitures, major initiatives or changes in the Enterprises strategy. The committee also reviews the Enterprises budget and business plans and monitors the Enterprises business, operating and financial performance. The committee reviews the Enterprises risk management strategy, policies and procedures.

Board Compensation	Employee directors receive no compensation, other than their normal salary, for serving on the board or its committees. Directors are paid in cash and deferred stock units as set forth below, and are reimbursed expenses, if any, for attending meetings:

$25,000	Annual board retainer
$1,500	Meeting fee
$3,000	Annual retainer for committee chair
$50,000	Annual grant of deferred stock units (dollar value)

Directors are required to own at least 3,000 shares of Exelon Corporation common stock or stock units within three years after their election to the board.

Directors can elect to defer receiving their cash compensation until age 65 or until retirement from the Exelon board. Deferred compensation is put into an unfunded account and credited with interest, equal to the amount that would have been earned had the compensation been invested in a variety of mutual funds, including one fund composed exclusively of Exelon common stock. The deferred amounts and accrued interest are unfunded obligations of Exelon Corporation.

In January 2003, based upon a review conducted by a leading external compensation consultant, the board approved an increase in directors’ compensation to bring Exelon’s program in line with its peer group, which is composed of other utilities and general industrial companies. The increase also recognizes the increased time commitment required of the members of the audit committee and the genco oversight committee. With the approved increases, Exelon’s total compensation program for directors is between the 50th percentile and the mean of its peer group. The new compensation amounts, effective April 1, 2003 are as follows:

$30,000	Annual board retainer
$1,500	Meeting fee
$5,000	Annual retainer for committee chair
$5,000	Annual retainer for members of the Audit and Genco Oversight Committees
$50,000	Annual grant of deferred stock units (dollar value)

Report of the Compensation Committee

What is our compensation philosophy?	Exelon’s executive compensation program is designed to motivate and reward senior management for achieving high levels of business performance and outstanding financial results. In 2002, Exelon continued to reward executives on the basis of compensation that is competitive with high performing energy services companies and general industry firms. This philosophy reflects a commitment to attracting executives from competitive businesses and retaining key executives to ensure continued focus on achieving long-term growth in shareholder value.

The Compensation Committee (the “Committee”), composed of non-employee directors, is responsible for administering executive compensation programs, policies and practices. Exelon’s executive compensation program comprises three elements:

• Base salary;

• Annual incentives; and

• Long-term incentives.

These components balance short-term and longer range business objectives and align executive financial rewards with those of Exelon’s shareholders.

What factors do we consider in determining overall compensation?	The Committee commissioned a study of compensation programs in the fall of 2002. This analysis was conducted by a leading external management compensation consulting firm and included an assessment of business plans, strategic goals and competitive compensation levels compared with the external market.

Exelon’s total compensation levels were found to be generally competitive. The study results indicated that the mix of compensation components (i.e., salary, annual and long-term incentives) is effectively aligned with the competitive market. Exelon’s pay-for-performance philosophy places an emphasis on pay-at-risk. Pay will exceed market levels when excellent performance is achieved. Failure to achieve target goals will result in below market pay.

How do we determine base salary?	Base salaries for Exelon’s executives are determined based on individual performance with reference to the salaries of executives in similar positions in general industry, and where appropriate, the energy services sector. Base salary is intended to be competitive with comparable markets to attract and retain key executives. Executive salaries are targeted to approximate the median (50th percentile) salary levels of the companies identified and surveyed.

Mr. Rowe’s and Mr. McNeill’s 2002 Base Salary: The Committee determined Mr. Rowe’s and Mr. McNeill’s base salaries for serving as the Co-Chief Executive Officers by considering:

• a review of competitive data and estimated competitive levels of base pay, which were provided by external consulting firms

• performance achieved against financial and operational goals, and

• the implementation of Exelon’s strategic plans.

Their annualized base salaries were increased to $1,115,000 effective March 1, 2002.

Other Named Executives’ 2002 Base Salary: The base salaries of the other named executive officers listed in the Summary Compensation Table were determined based upon individual performance and by considering comparable compensation data from the industry surveys referred to above.

Corbin McNeill’s separation agreement	The Board of Directors approved a Separation Agreement for Corbin A. McNeill, Jr. in April 2002. The benefits and obligations under this agreement are described under the heading “Separation Agreement with Corbin A. McNeill, Jr.” Payments are reflected in the Summary Compensation Table of the Proxy.

How are 2002 Annual Incentives determined?	Exelon establishes corporate and business unit measures each year which are based on factors necessary to achieve strategic business objectives. These measures are incorporated into financial, customer and internal indicators designed to measure corporate and business unit performance.

The annual incentive awards paid to Exelon executives for 2002 were determined in accordance with the Exelon Corporation incentive programs. Annual incentives were paid to executives based on a combination of the achievement of pre-determined corporate and business unit-specific measures and individual performance. The incentive plan was designed to tie executive annual incentives to the achievement of key goals of Exelon Corporation, as applicable, and the executive’s particular business unit.

For 2002, Mr. Rowe’s annual incentive payouts were determined using the following corporate performance measures:

• Earnings Per Share

• Customer Focus Index

• Employee Commitment Index

2002 Annual Incentive Award: In evaluating Mr. Rowe’s performance, the Committee considered the overall performance of Exelon Corporation against the measures that were achieved under the applicable incentive program. The committee also considered the leadership demonstrated in positioning Exelon for the future.

Mr. Rowe’s award, approved by the Board of Directors, was $1,550,000. Mr. McNeill received $1,500,300 in accordance with his separation agreement.

Other Named Executive Officers’ 2002 Annual Incentives: The final 2002 incentive plan payouts as approved by the Committee for the other named executive officers listed in the Summary Compensation Table were determined in accordance with the applicable incentive programs and each individual’s performance.

How Is Compensation Used To Focus Management In Long-Term Value Creation?	Exelon established a long-term incentive program that includes a combination of non-qualified stock options (75%) and performance shares (25%). Exelon granted long-term incentives in the form of stock options to key management employees, including the named executive officers, effective January 28, 2002. The purpose of stock options is to align compensation directly to increases in shareholder value. Individuals receiving stock options are provided the right to buy a fixed number of shares of Exelon common stock at the closing price of such stock on the grant date. Options typically vest over a three-year period and have a term of ten years.

Stock Option Awards: Mr. Rowe and Mr. McNeill received grants of 200,000 non-qualified stock options on January 28, 2002. Other senior executives and other executives received grants on January 28, 2002 to motivate executives to achieve stock appreciation in support of shareholder value.

Exelon Performance Share Awards: Long-term incentives were awarded in the form of restricted stock to retain key executives engaged in positioning Exelon Corporation. Awards were determined based upon the successful completion of strategic goals designed to achieve long-term business success and increased shareholder value. Depending on Exelon Corporation’s performance each year, the Committee could award performance shares with prohibitions on sale or transfer until the restrictions lapse.

Performance shares are paid in Exelon stock: 33% vest upon award date, 33% after the second year and 34% after the third year.

The 2002 Long Term Performance Share Program was based on Total Shareholder Return (TSR) comparing Exelon to companies listed on the Dow Jones Utility Index using a three-year TSR compounded monthly. The other component in determining the award was an assessment by the compensation committee on strategic goals in two areas: growth and portfolio management.

The Board of Directors approved Mr. Rowe’s Performance Share Award of 38,500 shares. The Board of Directors also approved Mr. McNeill’s Performance Share Award of 27,500; relating to the target grant for each of the calendar years 2002 and 2003 as part of his separation agreement. All other executives named also received Performance Share Awards.

Can We Deduct Executive Compensation Under Section 162(m) of The Internal Revenue Code?	Under Section 162(m) of the Internal Revenue Code (“Code”), executive compensation in excess of $1 million paid to a chief executive officer or other person among the four highest compensated officers is generally not deductible for purposes of corporate federal income taxes. However, “qualified performance- based compensation” which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee’s policy has been to seek to cause executive incentive compensation to qualify as “performance-based” in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of Exelon for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m). For 2002, the Committee approved an annual incentive award plan design that provided for the final awards paid to named executive officers to be adjusted based on their individual contribution to the Company’s financial and operational results. In approving this approach, the Committee concluded that the benefits of retaining discretion in assessing individual performance outweighed the impact of these incentive payments not qualifying as performance- based compensation under Section 162(m). The portion of incentive compensation that does not qualify as performance-based compensation under Code Section 162(m), and accordingly, to the extent receipt of such compensation is not deferred, the amount of such incentive compensation and salary in excess of $1 million, will not be deductible by Exelon for purposes of corporate federal income taxes. Mr. Rowe has elected to defer 100% of his long-term incentive award payable in 2003.

Compensation Committee Edward A. Brennan, Chairman Rosemarie B. Greco Ronald Rubin Richard L. Thomas

Stock Performance Graph

Comparison of Five-Year Cumulative Return

The performance graph below illustrates a five-year comparison of cumulative total returns based on an initial investment of $100 in PECO Energy Company common stock that was exchanged for Exelon Corporation common stock in the share exchange on October 20, 2000 as compared with the S&P 500 Stock Index and the S&P Utility Average for the period 1998 through 2002.

This performance chart assumes:

•	$100 invested on December 31, 1997 in PECO Energy Company common stock, in the S&P 500 Stock Index and in the S&P Utility Average.

•	All dividends are reinvested.

•	PECO Energy common stock exchanged for Exelon Corporation common stock on a 1:1 basis on October 20, 2000.

		Value of Investment at December 31,

		1997	1998	1999	2000	2001	2002

Exelon Corporation		$100.00	177.85	151.81	312.69	220.43	251.39
S&P 500	– – –	$100.00	128.52	155.53	141.36	124.63	97.16

S&P Utilities	- - - - - - -	$100.00	114.61	104.19	163.57	113.98	79.85

Executive Compensation

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards		Payouts

					Restricted	Number			All Other
					Stock	of		Stock	Compen-
Name and		Salary	Bonus	Other(1)	Awards(2)	Options(3)	Cash	Based(4)	sation
Principal Position	Year	($)	($)	($)	($)	#	($)	($)	($)

John W. Rowe	2002	1,104,000	1,550,000	185,121	1,909,985	200,000	0	0	55,200
Chairman, President &	2001	1,050,000	1,500,300	71,369	1,354,104	233,300	0	0	52,729
CEO, Exelon Corp.,	2000	989,423	1,180,269	134,473	0	385,450	1,071,878	1,071,878	60,293
Chairman, Exelon
Energy Delivery, &
Exelon Enterprises

Corbin A. McNeill, Jr.	2002	531,134	0	270,692	0	200,000	0	0	28,978,755	(5)
Former Chairman &	2001	1,050,000	1,500,300	84,987	1,354,104	233,300	0	0	26,573
Co-CEO, Exelon Corp.,	2000	855,830	1,081,472	0	2,803,513	392,500	0	0	3,200
Former Chairman &
President, Exelon
Generation, through
April 23, 2002

Oliver D. Kingsley, Jr.	2002	728,634	823,680	102,387	2,373,140	80,000	0	0	36,432
Senior Executive Vice	2001	650,000	928,000	0	597,729	0	0	0	32,499
President, Exelon	2000	609,615	677,354	98,677	0	223,250	547,251	547,251	37,745
Corp., President &
CEO, Exelon Generation

John L Skolds	2002	492,423	499,800	0	416,724	45,000	0	0	24,621
Senior Vice President,	2001	430,000	483,900	0	353,750	0	0	0	21,499
Exelon Generation,	2000	157,115	441,306	0	453,750	108,500	0	617,465	5,755
President & Chief
Nuclear Officer,
Exelon Nuclear

Pamela B. Strobel	2002	474,923	470,400	0	520,905	60,000	0	0	23,746
Executive Vice	2001	450,000	500,500	0	378,187	0	0	0	23,605
President, Exelon	2000	377,423	269,824	0	0	122,250	331,618	331,618	19,181
Corp., Vice Chair,
Exelon Energy
Delivery, Chair ComEd
& PECO Energy

Randall E. Mehrberg	2002	435,288	389,639	0	418,740	45,000	0	0	22,168
Executive Vice	2001	375,000	332,700	0	243,979	0	0	0	9,692
President & General	2000	30,288	17,469	0	0	63,000	0	0	150,000
Counsel, Exelon Corp.(6)

Notes to Summary Compensation Table

(1)	The amounts shown under in the column labeled “Annual Compensation — Other” includes perquisites and other benefits if the aggregate amount of such benefits exceeds $50,000. For Mr. Rowe, the amount shown for 2002 includes $121,182 for personal use of corporate aircraft, and $27,409 in gross-up payments for taxes. For Mr. McNeill, the amount shown for 2002 includes $203,136 for personal use of corporate aircraft, and $55,825 in legal and financial services. For Mr. Kingsley, the amount shown for 2002 includes $102,387 for personal use of corporate aircraft. For Mr. Skolds, the amount shown for 2002 includes $65,000 in living cost allowance, and $53,625 in gross up payments for taxes.

(2)	As of December 31, 2002 the officers named above held the following amounts of restricted shares:

		Dollar Value
	Number of	of Restricted
	Restricted Shares	Shares

John W. Rowe	57,162	$3,016,439
Oliver D. Kingsley, Jr.	57,238	$3,020,444
John L. Skolds	22,530	$1,188,908
Pamela B. Strobel	15,712	$829,122
Randall E. Mehrberg	11,763	$620,734

The number of shares above includes those performance shares which are included in the Summary Compensation Table for 2002 even though they were granted in January of 2003. One-third of the shares awarded vested immediately and one-third vests on each of the second and third anniversaries of the grant date. Mr. Kingsley received an additional grant on September 26, 2003 pursuant to his employment agreement. This award vests in one-fifth increments on January 1st of each year beginning in 2003. The value of the restricted shares is based upon the NYSE closing price of December 31, 2002 which was $52.77. Dividends are paid on the restricted shares. Mr. McNeill is not included in the table above since his restricted shares vested upon his retirement on April 23, 2002

(3)	Grants of options to Mr. Rowe, Mr. Kingsley, Mr. Skolds, and Ms. Strobel received in the year 2000 prior to the merger have been adjusted to reflect the substitution of the right to acquire Exelon common stock in accordance with the merger agreement.

(4)	The amounts shown in the column “Long Term Compensation — Payouts — Stock Based” were either paid in shares of Exelon common stock or were deferred and are deemed to be invested in shares of Exelon common stock. Such deferred shares are fully “at risk” until the end of the deferral period. Mr. Rowe and Ms. Strobel deferred the amounts shown for the year 2000.

(5)	Includes a $7,845,900 severance payment, the value of 55,000 shares of stock ($2,970,000) awarded to Mr. McNeill in lieu of target restricted stock awards for 2002 and 2003, and a $50,000 cash payment in lieu of outplacement services, all pursuant to the terms of Mr. McNeill’s severance agreement, and a $18,094,232 payment of benefits earned by Mr. McNeill under the terms of the PECO Energy Company Supplemental Pension Benefit Plan.

(6)	Mr. Mehrberg commenced employment on December 1, 2000. The amount shown for the year 2000 in the column labeled “All Other Compensation” represents a signing bonus.

Option Grants in 2002

	Individual Grants

	Number of	Percentage of
	Securities	Total Options			Grant Date
	Underlying	Granted to	Exercise or	Option	Present
	Options Granted	Employees in	Base Price	Expiration	Value
	(#)	2002	($/Share)	Date	($)

John W. Rowe	200,000	5.13%	$46.92	01/27/2012	$2,722,000
Corbin A. McNeill, Jr.	200,000	5.13%	$46.92	01/27/2012	$2,722,000
Oliver D. Kingsley, Jr.	80,000	2.05%	$46.92	01/27/2012	$1,088,800
John L. Skolds	45,000	1.15%	$46.92	01/27/2012	$612,450
Pamela B. Strobel	60,000	1.54%	$46.92	01/27/2012	$816,600
Randall E. Mehrberg	45,000	1.15%	$46.92	01/27/2012	$612,450

The “grant date present values” indicated in the Option Grant Table above are an estimate based on the Black-Scholes option pricing model. Although executives risk forfeiting these options in some circumstances, these risks are not factored into the calculated values. The actual value of these options will be determined by the excess of the stock price over the exercise price on the date that the options are exercised. There is no certainty that the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model. The assumptions used for the Black-Scholes model are as of the date of the grants, January 27, 2002 and are as follows: Risk-free interest rate: 4.58%; Volatility: 36.89%; Dividend Yield: 3.30%; Time of Exercise: 5 Years.

Option Exercises & Year End Value

	As of Dec. 31, 2002 unless noted

			Number of
			Securities
	Number of Shares	Dollar Value	Underlying		Dollar Value of
	Acquired by	Realized From	Unexercised		In-the-Money
	Exercise	Exercise	Options		Options

John W. Rowe	0	$0	511,317	E	$5,274,832 E
			561,783	U	$1,714,266 U

Corbin A. McNeill, Jr.	0	$0	1,240,800	E	$17,198,726 E
(as of 04/23/2003)			0	U	0 U

Oliver D. Kingsley, Jr.	0	$0	243,833	E	$2,284,276 E
			154,417	U	$794,563 U

John L. Skolds	0	$0	72,334	E	$95,000 E
			81,166	U	$310,750 U

Pamela B. Strobel	0	$0	129,000	E	$1,023,471 E
			100,750	U	$503,391 U

Randall E. Mehrberg	0	$0	0	E	$0 E
			108,000	U	$263,250 U

E = Exercisable amount;  U = Unexercisable amount

This table shows the number and value of exercisable (E) and unexercisable (U) stock options for the named executive officers during 2002. The value is determined using the NYSE closing price of Exelon common stock on December 31, 2002, which was $52.77 per share, less the exercise or “strike” price of each stock option grant. For Mr. McNeill, all options were vested upon his retirement. The value shown reflects the NYSE closing price on April 23, 2002. All options whose exercise price exceeds the closing price at the date of valuation are valued at zero.

Retirement Plans

Exelon Retirement Benefits	The following tables show the estimated annual retirement benefits payable on a straight- life annuity basis to participating employees, including officers, in the earnings and year of service classes indicated, under Exelon’s non-contributory retirement plans.

Effective January 1, 2001, Exelon Corporation assumed sponsorship of the Commonwealth Edison Company Service Annuity System and the PECO Energy Company Service Annuity Plan. Effective December 31, 2001, these plans were merged to form the Exelon Corporation Retirement Program, which incorporates the separate benefit formula of each merged plan for employees in business units formerly covered by that merged plan. Effective January 1, 2001, Exelon Corporation also established two cash balance pension plans which cover management employees and electing bargaining unit employees hired on or after such date. The amounts shown in the table are not subject to any deduction for Social Security or other offset amounts.

Covered Compensation	Covered compensation includes salary and bonus which is disclosed in the Summary Compensation Table above for the named executive officers. The calculation of retirement benefits under the plans is based upon average earnings for the highest consecutive five-year period under the PECO Energy Company Service Annuity Benefit Formula and for the highest four-year period (three-year for certain represented employees) under the Commonwealth Edison Service Annuity Benefit Formula.

The Internal Revenue Code limits the annual benefits that can be paid from a tax-qualified retirement plan to $170,000 as of January 1, 2001. As permitted by the Employee Retirement Income Security Act of 1974, Exelon sponsored supplemental plans which allow the payment from its general assets of any benefits calculated under provisions of the applicable retirement plan which may be above these limits.

Credited Years of Service	The executive officers who are named in the Summary Compensation Table have the following credited years of service as of December 31, 2002; partial years are not included. For Mr. Rowe and Mr. Kingsley, the calculation of their years of service is specified in their employment agreements (included below).

John W. Rowe	24 years
Oliver D. Kingsley, Jr.	30 years
John L. Skolds	2 years
Pamela B. Strobel	19 years
Randall E. Mehrberg	2 years

In addition, as of April 23, 2002, Mr. McNeill had 34 years credited under the qualified and supplemental pension plans.

PECO Energy Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,272	$26,407	$33,543	$40,679	$47,815	$54,950	$62,086
200,000	39,772	54,657	69,543	84,429	99,315	114,200	129,086
300,000	60,272	82,907	105,543	128,179	150,815	173,450	196,086
400,000	80,772	111,157	141,543	171,929	202,315	232,700	263,086
500,000	101,272	139,407	177,543	215,679	253,815	291,950	330,086
600,000	121,772	167,657	213,543	259,429	305,315	351,200	397,086
700,000	142,272	195,907	249,543	303,179	356,815	410,450	464,086
800,000	162,772	224,157	285,543	346,929	408,315	469,700	531,086
900,000	183,272	252,407	321,543	390,679	459,815	528,950	598,086
1,000,000	203,772	280,657	357,543	434,429	511,315	588,200	665,086

Commonwealth Edison Service Annuity Formula Table

Highest
	Annual Normal Retirement Benefits After Specified Years of Service

5-Year
Average	10	15	20	25	30	35	40
Earnings	years	years	years	years	years	years	years

$100,000	$19,523	$31,016	$41,648	$51,626	$61,113	$70,232	$79,076
200,000	39,647	63,290	85,181	105,720	125,221	143,923	162,013
300,000	59,770	95,563	128,714	159,815	189,328	217,613	244,949
400,000	79,893	127,836	172,247	213,909	253,435	291,303	327,885
500,000	100,017	160,109	215,780	268,003	317,543	364,994	410,822
600,000	120,140	192,383	259,313	322,097	381,650	438,684	493,758
700,000	140,263	224,656	302,846	376,191	445,757	512,375	576,694
800,000	160,386	256,929	346,379	430,286	509,864	586,065	659,630
900,000	180,510	289,202	389,912	484,380	573,972	659,755	742,567
1,000,000	200,633	321,476	433,445	538,474	638,079	733,446	825,503

Employment Agreements

Employment Agreement With John W. Rowe	Under the amended and restated employment agreement between Exelon and Mr. Rowe, Mr. Rowe has been serving as Chief Executive Officer of Exelon, Chairman of the Board and a member of the Exelon board of directors since the 2002 annual meeting of shareholders.

Under the employment agreement, which continues in effect until Mr. Rowe’s termination, Mr. Rowe’s annual base salary is determined by Exelon’s compensation committee. He is eligible to participate in the annual incentive award program, long-term incentive plan and all savings, deferred compensation, retirement and other employee benefit plans generally available to other senior executives of Exelon on the same basis as other senior executives of Exelon. His life insurance coverage will be at least three times his base salary.

In addition, Mr. Rowe is entitled to receive a special supplemental executive retirement plan (“SERP”) benefit upon termination of employment for any reason other than for cause. The special SERP benefit, when added to all other retirement benefits provided to Mr. Rowe by Exelon, will equal Mr. Rowe’s SERP benefit, calculated under the terms of the SERP in effect on March 10, 1998 as if:

• he had attained age 60 (or his actual age, if greater),

• he had earned 20 years of service on March 16, 1998 and one additional year of service on each anniversary after that date and prior to termination, and

• his annual incentive awards for each of 1998 and 1999 had been $300,000 greater than the annual incentive awards he actually received for those years.

On February 19, 1999, Mr. Rowe was granted a right to receive, on termination of employment, 12,344 shares of Exelon common stock, increased by the number of shares that could have been acquired with dividends on such number of shares after that date and subject to adjustment for events such as recapitalization, merger, or stock splits.

Except as provided in the next paragraph, if Exelon terminates Mr. Rowe’s employment for reasons other than cause, death or disability or if he terminates employment for good reason, he would be entitled to the following benefits:

• for the two-year severance period, continuation of life, disability, accident, health and other welfare benefits for him and his family, plus post-retirement health care coverage for him and his wife,

• all exercisable options remain exercisable until the applicable option expiration date, and

• unvested options continue to become exercisable during the two-year severance period and thereafter remain exercisable until the applicable option expiration date.

The term “good reason” means any material breach of the employment agreement by Exelon, including (i) a failure to provide compensation and benefits required under the employment agreement, (ii) causing Mr. Rowe to report to someone other than the board of directors, (iii) any material adverse change in Mr. Rowe’s status, responsibilities or perquisites, or (iv) any announcement by the board of directors without Mr. Rowe’s consent that Exelon is seeking a replacement for Mr. Rowe.

Mr. Rowe will receive the termination benefits described in “Change in Control Employment Agreements” below rather than the benefits described in the previous paragraph, if Exelon terminates Mr. Rowe without cause or he terminates with good reason and

• the termination occurs within 24 months after a change in control of Exelon or within 18 months after a Significant Acquisition (as each is defined below in “Change in Control Employment Agreements”), or

• the termination occurs prior to the earlier of normal retirement or December 31, 2004, or

• Mr. Rowe resigns before normal retirement because of the failure to be appointed or elected as the sole CEO and Chairman of the Board and as a member of the Exelon board of directors,

except that:

• instead of receiving the target annual incentive for the year in which termination occurs, Mr. Rowe will receive an annual incentive award for the year in which termination occurs, based on the higher of the prior year’s annual incentive payment or the average annual incentives paid over the prior three years,

• in determining the severance payment for Mr. Rowe, the average incentive awards for three years preceding the termination will be used rather than a two year average,

• following the three-year period during which welfare benefits are continued, Mr. Rowe and his wife will be eligible to receive post-retirement health care coverage, and

• change in control benefits are not provided to Mr. Rowe for a termination of employment in the event of a Disaggregation (as defined in the “Change in Control Employment Agreements” section below).

With respect to a termination of employment during the change in control or Significant Acquisition periods described above, the following events will constitute additional grounds for termination for good reason: (i) a good faith determination by Mr. Rowe that he is substantially unable to perform, or that there has been a material reduction in, any of his duties, functions, responsibilities or authority, (ii) the failure of any successor to assume his employment agreement, (iii) a relocation of Exelon’s office of more that 50 miles or (iv) a 20% increase in the amount of time that Mr. Rowe must spend traveling for business outside of the Chicago area.

Mr. Rowe is subject to confidentiality restrictions and to non- competition, non-solicitation and non-disparagement restrictions continuing in effect for two years following his termination of employment.

Employment Agreement With Oliver D. Kingsley, Jr.	Exelon and Exelon Generation Company (“Genco”) entered into an amended employment agreement with Mr. Kingsley as of September 5, 2002, which restated his employment agreement with Commonwealth Edison Company in effect at the time of the merger forming Exelon and under which Mr. Kingsley will serve as senior executive vice president of Exelon. After September 5, 2002, the agreement can be terminated on 12 months notice.

Under the amended employment agreement, Mr. Kingsley’s annual base salary will be at least $750,000, and his target performance award under the annual incentive plan will be at least 80% of his base salary, with a maximum payout of 160% of his base salary. Mr. Kingsley will be eligible to participate in long-term incentive, stock option, and other equity incentive plans, savings and retirement plans and welfare plans, and to receive fringe benefits on the same basis as peer executives of Exelon. Mr. Kingsley is entitled to 30 days of paid vacation per year.

In addition, Exelon will reimburse Mr. Kingsley for his daughter’s medical care expenses for a 15-year period (up to $100,000 in any year). The 15-year period will commence, at Mr. Kingsley’s option, on September 5, 2002, or on his termination of employment, or when coverage for his daughter otherwise lapses.

Mr. Kingsley received a grant of 35,000 shares of restricted stock on September 26, 2002. Twenty percent of the shares vest each January 1, beginning with January 1, 2003, subject to acceleration in the event Mr. Kingsley’s employment is terminated by Exelon (other than for cause) or he terminates his employment for good reason, death, or disability. Under the agreement, “good reason” includes (i) a material reduction of Mr. Kingsley’s compensation or benefits (other than as part of a policy applicable to peer executives) or (ii) a material reduction or material adverse alteration in the nature of his position, duties, responsibilities or authority.

Following Mr. Kingsley’s termination of employment for any reason, he will be eligible to elect retiree health coverage on the same terms as peer employees eligible for early retirement benefits. In addition, all restricted stock (other than the September 26, 2002 grant, which vests as described above) and all stock options will become fully vested. Options remain exercisable until (i) the option expiration date for options granted before January 1, 2002 or (ii) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date.

Mr. Kingsley’s employment agreement provides for an enhanced supplemental retirement benefit determined by treating him under the SERP as if he had 30 years of service as of October 31, 2002, plus (i) one additional year each October 31 during his employment and (ii) an additional year for each year during the severance period described below. Severance payments will be included in compensation under the

SERP. The enhanced SERP benefit will be paid to Mr. Kingsley following termination of employment.

Except as provided in the following paragraph, Mr. Kingsley will receive the following benefits if he should be terminated other than for cause or disability or if he should terminate his employment for good reason:

• a prorated annual incentive award (at target) for the year in which termination occurs,

• 24 monthly payments, each equal to 1/12 the sum of (i) his base salary at the time of termination plus (ii) his average annual incentive award payments for the two years preceding the termination date,

• continuation of health, life, and disability coverage for two years after the date of termination, plus the right to elect retiree health coverage thereafter on the same terms as peer employees eligible for early retirement benefits,

• all performance shares or units, deferred stock units or restricted share units become fully vested and nonforfeitable;

• if Mr. Kingsley will be retiring at the end of the severance period, financial counseling services for the two-year severance period, and

• outplacement services for at least six months.

Mr. Kingsley will (i) receive the termination benefits described in “Change in Control Employment Agreements” below, rather than the benefits described in the preceding paragraph, and (ii) be eligible to receive retiree health benefits for himself and his eligible dependents, if Exelon terminates Mr. Kingsley without cause or he terminates with good reason and

• the termination occurs within 24 months after a change in control of Exelon or a Disaggregation (each as defined below in “Change in Control Employment Agreements”), or

• within 18 months after a Significant Acquisition (as defined below in “Change in Control Employment Agreements”).

In addition to the events that constitute good reason for Mr. Kingsley’s termination of employment, with respect to a termination of employment during the periods following a change in control, Disaggregation or Significant Acquisition, the following events will also constitute good reason: (i) a failure of any successor or Genco to assume his employment agreement, (ii) a required relocation of greater than 50 miles (assuming such new location is farther from Mr. Kingsley’s residence than the prior location), (iii) required travel of more than the greater of 24 days per year or at least 20% more than prior to the change in control or other trigger event, (iv) any failure by Exelon to provide Mr. Kingsley with base salary, annual incentive opportunities and payments, and other benefits in accordance with his employment agreement (other than an isolated, insubstantial and inadvertent failure) and (v) a material breach of Mr. Kingsley’s employment agreement by Exelon or its successor.

• Mr. Kingsley’s employment agreement contains confidentiality requirements and also non-competition, non-solicitation and non-disparagement provisions which are effective for two years following his termination of employment.

Separation Agreement with Corbin A. McNeill, Jr.	Although Exelon had not entered into an employment agreement with Mr. McNeill, the merger agreement provided that at any time during the transition period when Messrs. McNeill and Rowe were co-chief executive officers, each of them would receive the same salary, bonus and other compensation (including option grants and other incentive awards and all other forms of compensation) and enjoy the same other benefits and the same employment security arrangements as the other. On April 23, 2002, Mr. McNeill retired as an officer and director of Exelon. Under an agreement approved by the board of directors of Exelon, Mr. McNeill received the termination benefits described in “Change in Control Employment Agreements” below upon his retirement, with the following modifications:

• Mr. McNeill’s severance payments were equal to three multiplied by the sum of:

• His annual base salary, plus

• His annual incentive award, equal to the greatest of his annual incentive for 2001, the average of his incentive awards for 1999, 2000 and 2001 and his target incentive award for 2002.

• Mr. McNeill received his full annual incentive award for 2002, calculated in the manner described above.

• Mr. McNeill elected to receive his retirement benefit in a lump sum, which was equal to the retirement benefit he would have been entitled to receive under the Exelon Corporation Retirement Program, calculated as though he had attained age 65 and accrued 37 years of service and had received the severance payments described above in monthly installments during the three-year period following his termination of employment.

• In addition to the continuation of welfare benefits for three years, Mr. McNeill receives for three years estate and financial planning and tax preparation services and additional life insurance coverage equal to three times his base salary, and he has continued use of an automobile at his expense, other than the expense of lease payments, until the end of the lease term.

• Mr. McNeill received a payment of $50,000 in lieu of outplacement services and a payment of $25,000 for reimbursement of legal fees incurred in connection with his separation agreement.

• In addition to Mr. McNeill’s agreement not to compete with Exelon for two years, he also has agreed not to solicit key employees, customers or suppliers of Exelon for two years and, for a period of five years, not to participate in any activity that would result in a change in control of Exelon.

• Mr. McNeill and Exelon each provided to the other a release of claims, and Exelon agreed to continue to provide Mr. McNeill with indemnification and director and officer liability insurance coverage.

The aggregate amount of Mr. McNeill’s termination payments is set forth in the All Other Compensation column of the Summary Compensation Table above.

Change in Control Employment Agreements	Exelon has entered into change in control employment agreements with the named executive officers other than Messrs. Rowe and Kingsley, which generally protect such executives’ position and compensation levels for two years after a change in control. The agreements remain in effect until June 1, 2003, subject to an annual extension each June 1 if there has not been a change in control.

During the twenty-four month period following a change in control (or during the 18-month period following another significant corporate transaction affecting the executive’s business unit in which Exelon shareholders retain between 60% and 66 2/3% control (a “Significant Acquisition”)) if a named executive officer resigns for good reason or if the executive’s employment is terminated by the company other than for cause or disability, the executive is entitled to the following:

• the executive’s target annual incentive for the year in which termination occurs;

• severance payments equal to three times the sum of (i) the executive’s base salary plus (ii) the higher of the executive’s target annual incentive for the year of termination or the executive’s average annual incentive award payments for the two years preceding the termination;

• a benefit equal to the amount payable under the SERP determined as if (i) the SERP benefit were fully vested, (ii) the executive had three additional years of age and years of service and (iii) the severance pay constituted covered compensation for purposes of the SERP;

• a cash payment equal to the actuarial equivalent present value of the unvested portion of the executive’s accrued benefits under Exelon’s defined benefit retirement plan;

• all options, performance shares or units, deferred stock units, restricted stock, or restricted share units become fully vested, and options remain exercisable until (i) the option expiration date, for options granted before January 1, 2002 or (ii) the earlier of the fifth anniversary of his termination date or the option’s expiration date, for options granted after that date;

• life, disability, accident, health and other welfare benefit coverage continues for three years; and

• outplacement services for at least twelve months.

The change in control benefits are also provided if the executive is terminated other than for cause or disability, or terminates for good reason (a) after a tender offer or proxy contest commences, or after

Exelon enters into an agreement consummation of which would cause a change in control, and within one year after such termination a change in control does occur, or (b) within two years after a sale or spin-off of the executive’s business unit in contemplation of a change in control that actually occurs within 60 days after such sale or spin-off (a “Disaggregation”).

A change in control generally occurs (i) when any person acquires 20% of Exelon’s voting securities, (ii) when the incumbent members of the board of directors (or new members nominated by a majority of incumbent directors) cease to constitute at least a majority of the members of the board, (iii) upon consummation of a reorganization, merger or consolidation, or sale or other disposition of at least 50% of Exelon’s operating assets (excluding a transaction where Exelon stockholders retain at least 60% of the voting power) or (iv) upon stockholder approval of a plan of complete liquidation or dissolution.

“Good reason,” under the change in control employment agreements generally includes any of the following occurring within 2 years after a change in control or Disaggregation or within 18 months after a Significant Acquisition: (a) a material reduction in salary, compensation or benefits, (b) failure of a successor to assume the agreement, or (c) a material breach of the agreement by the company, or (d) any of the following, but only after a change in control or Disaggregation: (i) a material adverse reduction in the nature or scope of the Executives office, position, duties and responsibilities, (ii) required relocation of more than 50 miles, or (iii) required travel of more than the greater of 24 days per year or at least 20% more than prior to the change in control or other trigger event. The mere occurrence of a Disaggregation is not “good reason.”

Executives who have entered into change in control employment agreements will be eligible to receive an additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code on “excess parachute payments” or under similar state or local law if the after-tax amount of payments and benefits subject to these taxes exceeds 110% of the “safe harbor” amount that would not subject the employee to these excise taxes. If the after-tax amount, however, is less than 110% of the safe harbor amount, payments and benefits subject to these taxes would be reduced or eliminated to equal the safe harbor amount.

Report of the Audit Committee

The Committee’s Role	Management is responsible for Exelon’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Exelon’s independent accountants, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s responsibility to conduct auditing or accounting reviews or procedures. The audit committee members are not employees of Exelon and are not accountants or auditors by profession. Accordingly, the audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent accountants included in their report on Exelon’s financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent accountants do not assure that Exelon’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of Exelon’s financial statements has been carried out in accordance with generally accepted auditing standards or that Exelon’s independent accountants are in fact “independent.”

Committee Meetings	The audit committee met eleven times in 2002. These meetings included a special meeting in January 2002 with Exelon’s accounting staff and the independent accountants designed to provide the audit committee with an opportunity to learn more about recent Securities and Exchange Commission disclosure pronouncements, about the Enron failure and related disclosure ramifications, and about Exelon’s balance sheet composition and Exelon’s most important accounting policies.

Committee Activities	In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the 2002 Annual Report on SEC Form 10-K with Exelon Corporation’s management and the independent accountants. The committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the committee has discussed with the independent accountants the accountants’ independence from Exelon Corporation and its management, including the matters in the written disclosures required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Exelon Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

February 12, 2003

Audit Committee Carlos H. Cantu, Chair Nicholas DeBenedictis Sue L. Gin John M. Palms

Other information

Transactions with Management and Others	Pamela B. Strobel, is an Executive Vice President of Exelon Corporation, the Vice Chair and Chief Executive Officer of Exelon Energy Delivery Company, and the Chairman of Commonwealth Edison Company (ComEd) and PECO Energy Company (PECO), all of which are subsidiaries of Exelon Corporation. Ms. Strobel’s husband, Russ M. Strobel, was elected President of Nicor Inc. (“Nicor”) in October 2002. Since January 1, 2002, Nicor Gas, a subsidiary of Nicor, and ComEd have been parties to the following transactions, proposed transactions or business dealings: (1) Nicor Gas and ComEd are parties to an interim agreement approved by the Illinois Commerce Commission under which they cooperate in cleaning up residue at former manufactured gas plant sites. Under the interim agreement, costs are split between Nicor Gas and ComEd, except that if they cannot agree upon a final allocation of costs, the interim agreement provides for arbitration. For the year 2002, Nicor Gas billed ComEd $4,438,695 and ComEd billed Nicor Gas $14,750,374. For year 2003, Nicor Gas estimates that it will bill ComEd approximately $4,404,970 and that ComEd will bill Nicor Gas approximately $31,644,013; (2) Nicor Gas and Exelon Power Team are parties to an agreement made in 2001 under which Nicor Gas will acquire approximately 23 miles of ComEd’s right of way in connection with a pipeline project. ComEd received payments from Nicor Gas under this agreement of $4,500,000 in 2002. (3) Nicor Gas and Exelon Power Team are parties to a three-year agreement entered into in May 2000 pursuant to which Nicor Gas transports gas to an electric generating station in Rockford, Illinois. In 2002, Nicor Gas received approximately $2,953,400 in payments under this agreement, and Nicor Gas estimates that it will receive payments of approximately $2,550,000 from Exelon Power Team in 2003; (4) Nicor Energy, L.L.C. (Nicor Energy), a subsidiary of Nicor Inc., in its capacity as a power marketer, purchases electricity from ComEd for resale to certain Nicor Energy customers. In 2002, the total amount of such purchases by Nicor Energy was approximately $61,675,200, and in 2003 such purchases are expected to approximate $12,500,000.

Ariel Capital Management, Inc. acted as investment manager with respect to a portion of the assets of an employee benefit plan of Commonwealth Edison Company from 1994 through December 2002. During 2002, the firm received $247,610 in fees. In 2003, it is estimated that the firm will receive approximately $55,000 in fees from Exelon for services performed by the firm during the fourth quarter of 2002. Mr. Rogers, a member of Exelon’s board of directors, is Chairman and CEO of Ariel Capital Management, Inc. Under the board’s conflict of interest policy, the board specifically reviewed the engagement of Ariel Capital Management to provide investment management services and concluded that the business relationship does not interfere with Mr. Roger’s exercise of independent judgment. Exelon Corporation believes the fees paid or payable are equivalent to the fees that would have been paid to an unaffiliated third party for similar services. In December 2002, the firm ceased to provide such services to the employee benefit plan at the request of Mr. Rogers, who wished to clarify his independence as a director of Exelon.

Reed Smith LLP provided legal services to Exelon Corporation during 2002. Mr. Glanton, a member of Exelon’s board of directors, is a partner of the law firm of Reed Smith LLP. Under the board’s conflict of interest policy, the board specifically reviewed the proposal to engage Mr. Glanton’s partners to perform particular legal services and concluded that the representation is in the best interest of Exelon Corporation.

Nicholas B. DeBenedictis was employed by PECO Energy Company and Exelon Generation Company, LLC from December 4, 1995 through December 31, 2002. Mr. DeBenedictis is the son of Nicholas DeBenedictis, who became a director of Exelon Corporation on April 23, 2002. In 2002, Mr. DeBenedictis received a base salary of $87,810, a separation payment of $80,875, payments totaling $554,103 for long term incentives earned before 2001, whose payment was deferred, and incentive payments totaling $86,310 for 2001. Mr. DeBenedictis also received the company’s standard employee benefits during 2002.

Directions to The Drake Hotel

From the North/ Northwest:
Follow I-90/94 East (To Chicago). Exit at Ohio Street (one-way Eastbound). Follow Ohio Street  3/4 mile to Michigan Avenue turn left (North) on Michigan. Go eight blocks North, turn right at Delaware Place. Take the first two left turns to circle the block and you will arrive at the Walton Place main entrance.
From the East:
Follow I-90/94 West “To Chicago” (Dan Ryan Expressway). Exit at Ohio Street (one-way Eastbound). Follow Ohio Street 3/4 mile to Michigan Avenue turn left (North) on Michigan. Go eight blocks North, turn right at Delaware Place. Take the first two left turns to circle the block and you will arrive at the Walton Place main entrance.
From the West:
Follow I-88 East to I-290 East “To Chicago” (Eisenhower Expressway). In downtown Chicago, I-290 becomes Congress Parkway. Turn left on Michigan Avenue. Go North on Michigan two miles and turn right on Delaware Place. Take the first two left turns to circle the Block and you will arrive at the Walton Place main entrance.
From the South/ Southwest:
Follow I-55 (Stevenson Expressway) or I-57 North to I-94 West “to Chicago”. Exit at Ohio Street (one-way Eastbound). Follow Ohio Street 3/4 mile to Michigan Avenue turn left (North) on Michigan. Go eight blocks North, turn right at Delaware Place. Take the first two left turns to circle the block and you will arrive at the Walton Place main entrance.
Parking is available (at your own cost) at several nearby public garages or you may valet park your car (at your own cost) with the doorman at the Walton Place main entrance.
From Union Station:
Walk West from Union Station to Canal Street between Jackson and Adams. Take CTA Bus #151 Sheridan, Northbound, to Delaware Place & Michigan Avenue. Walk North to the hotel.
From Ogilvie Transportation Center
(formerly Northwestern Station):
Walk East to Madison and Canal Streets. Take CTA Bus #157 Streeterville, Northbound, to Delaware Place and Mies van der Rohe Way. Or, take Bus #125 Water Tower Express, Northbound, to Chestnut Street & Mies van der Rohe Way. Walk Northwest to the hotel.
From LaSalle Street Station:
Walk West to Congress & Wells Street. Take either CTA Bus #147 Outer Drive Express, Northbound, or Bus #145 Wilson Michigan, Northbound. Or walk North to Jackson and Financial Place and take CTA Bus #151 Sheridan, Northbound. All buses will stop at Delaware Place & Michigan Avenue. Walk North to the hotel.
From Randolph Street Station:
Walk West to Randolph Street & Michigan Avenue. Take either CTA Bus #147 Outer Drive Express, Northbound, Bus #145 Wilson Michigan, Northbound, or Bus #3 King Drive, Northbound, to Delaware Place and Michigan Avenue. Walk North to the hotel.
For assistance, call The Drake at (312) 787-2200.

P R O X Y

EXELON CORPORATION
2003 Common Stock Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 29, 2003 AT 9:30 A.M. AT THE DRAKE HOTEL, 140 EAST WALTON PLACE, CHICAGO, ILLINOIS.

RANDALL E. MEHRBERG and KATHERINE K. COMBS, or either of them with power of substitution, are hereby appointed proxies to vote as specified all shares of Common Stock which the Shareholder(s) named on the reverse side is entitled to vote at the above Annual Meeting or at any adjournment thereof, and in their discretion to vote upon all other matters as may properly be brought before the Meeting.

EquiServe Trust Company, N.A., as Custodian under the Dividend Reinvestment and Employee Stock Purchase Plan, and Exelon Corporation, as Custodian for the 401(k) Employee Savings Plan, are hereby authorized to execute a proxy with identical instructions for any shares of Common Stock held for the benefit of Shareholder(s) named on the reverse side.

Nominees for election to the Board of Directors for Class III terms expiring in 2006 are:

01. M. Walter D’Alessio, 02. Rosemarie B. Greco, 03. John M. Palms, Ph.D., 04. John W. Rogers, Jr., and 05. Richard L. Thomas.

Please sign and date on the reverse side and mail promptly in the enclosed postage paid envelope or otherwise to P.O. Box 8647, Edison, New Jersey, 08818-8647.

SEE REVERSE SIDE

^ FOLD AND DETACH HERE ^

ADMISSION TICKET

Please detach and bring this ticket along with a photo I.D.
for admission to the Annual Meeting of Shareholders

Tuesday, April 29, 2003
9:30 A.M.
The Drake Hotel
140 East Walton Place
Chicago, Illinois

THIS TICKET IS NOT TRANSFERABLE.

☒	Please mark your
votes as in this
example.

The Board of Directors recommends a vote FOR proposals 1 & 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR proposals 1 & 2.									The Board of Directors recommends a vote AGAINST proposal 3.

		FOR	WITHHELD			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of Directors (see reverse)	☐	☐	2.	Ratification of Independent Accountants	☐	☐	☐	3.	Shareholder proposal to urge the Board of Directors to seek shareholder approval of extraordinary pension benefits for senior executives.	☐	☐	☐

For, except vote withheld from the following nominee(s)

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

									SIGNATURE (S)		DATE

^ FOLD AND DETACH HERE ^

Dear Shareholder:

Exelon Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system.

1.	To vote through the internet:

•	Log on to the internet and go to the web site http://www.eproxyvote.com/exc

2.	To vote by telephone:

•	On a touch-tone telephone call 1-877-779-8683 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, do not mail back your proxy card.

Your vote is important. Thank you for voting.